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                                                                   Exhibit 99.11
                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Statement of Additional Information and Prospectus of CGM Mutual Fund constituting part of this Post-Effective Amendment No. 80 to the registration statement on Form N-1A (the "Registration Statement") of CGM Trust of our report dated February 6, 1996, relating to the financial statements and the financial highlights of CGM Mutual Fund which appears in the annual report for such Fund; which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ Price Waterhouse
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Price Waterhouse LLP
Boston, Massachusetts
February 26, 1996